Exhibit 5.1

BGC PARTNERS, INC.

September 3, 2010

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners, Inc. (the “Company”). You have requested this opinion letter in connection with the Controlled Equity OfferingSM Sales Agreement, dated September 3, 2010 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co. pursuant to which the Company may offer and sell up to 5,500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), subject to the maximum aggregate gross sales price remaining (currently estimated to be approximately $71,000,000) under the Company’s Registration Statement (as defined below), from time to time through Cantor Fitzgerald & Co., as the Company’s sales agent under the Sales Agreement, as described in the prospectus supplement dated September 3, 2010 (the “Prospectus Supplement”) and the accompanying base prospectus dated May 21, 2010 (the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-166564) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement, the Prospectus, the Prospectus Supplement, the Sales Agreement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and other representatives of the Company.

In making such examination and rendering the opinion set forth below, I, or the attorneys working under my direction, have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal capacity of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, I have assumed that the Shares will be sold in all events for cash consideration per Share equal to or greater than the par value of the Class A Common Stock. In addition, I have also assumed that the Shares will be duly authenticated by American Stock Transfer & Trust Company, the transfer agent and registrar for the Shares. I have further assumed that the certificates evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by me evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Prospectus, the Prospectus Supplement and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement, the Prospectus and the Prospectus Supplement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary